EXHIBIT 22.1
                         Subsidiaries of the Registrant

Maxxim Medical, Inc. - Delaware Corp.
Fabritek La Romana, Inc.
Maxxim Medical Canada Limited
Medica B.V. and Medica, Inc.
Medica B.V. and Medica Hospital Supplies, N.V.